Exhibit 10.12

MARIO NADEAU
1630 rue Richelieu
Beloeil, Qc. J3G 4S1
Tel: (514) 295-0043

September 15, 2012

GLOBAL CLEAN ENERGY, INC
4150 St Catherine Street West
Suite 525
Montreal. QC H3Z 2Y5

Attention; Kenneth S. Adessky

RE: Convertible Promissory Note Dated September 15, 2010 and October 15, 2010
Dear Sir,

As you are aware you executed  Convertible Promissory Notes to us for the total sum of FIFTY THOUSAND 00/100 DOLLARS ($50,000.00) which was to bear interest at 7% per annum and shall be due in twelve (12) months.

As stated in the Convertible Promissory Note we hereby request repayment by way of conversion into common stock of your company. We believe the conversion of $50,000 of principal, and $11,252 of accrued interest should be converted into 1,020,869 common shares based on the repayment of the Loan as of today’s date.

We thank you for your co-operation and remain

Yours Truly,

(s) Mario Nadeau

Mario Nadeau